EXHIBIT 99.2

Investor Update Issued by Two Rivers Water & Farming Company and GrowCo

Two Rivers – GrowCo Emails Being Spoofed

Investors and shareholders may have received fraudulent spoofing emails from a site called WeTransfer, an internet service provider out of Amsterdam, pretending to be sent from Two Rivers and GrowCo.

The fraudulent spoofing emails are designed to harm Two Rivers, GrowCo and others and influence the outcome of our capital raises and legal proceedings.

Email spoofing is the creation of email messages with a forged sender address. Because the core email protocols do not have any mechanism for authentication, it is common for spam and phishing emails to use such spoofing to mislead the recipient about the origin of the message.

Two Rivers and GrowCo estimate that approximately 5 emails have been sent pretending to be from info@2riverswater.com or info@trgrowco.com.  Upon our request those email addresses were shut down by Two Rivers and GrowCo for use by WeTransfer.  The sender(s), subsequently began using WebTransfer to  send emails fraudulently pretending to be Two Rivers by using the email address of  info@2.riverswater.com.

We believe we'll be able to establish the identity of the individuals enabling and sending the fraudulent emails through investigations and depositions conducted as part of law suits currently filed by GrowCo and others and prosecute separate actions against those individuals for these fraudulent actions.